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                                                                      EXHIBIT 12

                             Vastar Resources, Inc.

               Statement Setting Forth Detail of Computation of
                      Ratio of Earnings to Fixed Charges

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
                                                          For the years ended
                                                              December 31,
                                                          --------------------
                                                           1998   1997   1996
                                                          ------ ------ ------
                                                             (in millions)
Income from continuing operations before income taxes,
 minority interest and cumulative effect of change in
 accounting principle(1)................................. $ 51.2 $234.6 $212.7
Fixed charges
  Interest expense charged to income, and portion of
   rental representative of interest(2)..................   63.5   47.8   52.3
Capitalized interest.....................................     --     --     --
                                                          ------ ------ ------
    Total fixed charges.................................. $ 63.5 $ 47.8 $ 52.3
                                                          ------ ------ ------
Earnings (1)+(2)......................................... $114.7 $282.4 $265.0
                                                          ====== ====== ======
Ratio of earnings to fixed charges.......................   1.81   5.91   5.07
                                                          ====== ====== ======
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